UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 12, 2006

Columbia Equity Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32536	20-1978579
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 H Street, N.W., Suite 500, Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(202) 303-3080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 17, 2006, Columbia Equity Trust, Inc. (the "Company") filed a Current Report on Form 8-K announcing the acquisition of a twelve-story, approximately 115,000 square foot office building located in Washington, D.C. ("1025 Vermont") from 1025 Vermont Investors, L.L.C. ("Investors"). The purchase price was $34,050,000. In conjunction with the acquisition, the Company assumed an existing financing in the amount of $19.0 million on January 12, 2006 (the "Indebtedness").

The Indebtedness is secured by a first mortgage deed of trust and matures in January 2010. The Indebtedness requires monthly payments of interest-only at a fixed interest rate of 4.91% through January 2007 and monthly payments of principal and interest from February 2007 through January 2010 based on a fixed interest rate of 4.91% and 300 month amortization schedule.

The Indebtedness includes certain customary covenants, including without limitation, maintaining insurance on the Property, payment of taxes and providing financial reports. The Indebtedness also includes prepayment penalties and customary events of default, including failure to pay a sum due, and sale or transfer of property. Upon the occurrence of an event of default under the Indebtedness, the lender may accelerate the obligation and declare amounts outstanding to be immediately due and payable and may foreclose on the Property.

A default under the Indebtedness could also trigger a default under the Company’s revolving credit facility, which could accelerate amounts due under that agreement as well and result in foreclosures on the Company’s other properties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Equity Trust, Inc.

January 19, 2006	By:	/s/ John A. Schissel

Name: John A. Schissel
Title: Chief Financial Officer